Exhibit 10.1
LICENSE AGREEMENT
          This License Agreement (“Agreement”) effective as of the ___day of ___, 2006, by and between GPS Industries, Inc., a corporation organized under the laws of Nevada, U.S.A., having a business address at 5500 — 152nd Street, Suite 214, Surrey B.C. Canada V3S 8E7 (“Licensor”) and PROLINK SOLUTIONS LLC,, a limited liability company organized under the laws of the State of Delaware, having a business address at 410 S. Benson Lane, Chandler, Arizona 85224 (“Licensee”).
          WHEREAS, Licensor is the assignee of the patents listed in Schedule A, attached hereto, pertaining to Distance Measurement and tracking on a golf course using GPS technology (“Licensor Patents”).
          WHEREAS, Licensor and Licensee have agreed to settle a dispute arising from Licensee’s sale and installation of the ProLink GPS System per the Settlement Agreement dated ___, 2006;
          WHEREAS, pursuant to the terms of the Settlement Agreement, Licensor is willing to grant and Licensee wishes to receive a non-exclusive license to dispose of, offer to dispose of, deal in any way with, make, use, sell, offer for sale and import golf course management systems as described and claimed in Licensor Patents.
          NOW, THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the parties agree as follows:
I. DEFINITIONS
          1.1 “Licensed Products” shall mean a system or parts of a system comprising a product or products for a golf course using GPS technology manufactured and/or sold by or for ProLink which product(s) in the absence of this Agreement would infringe at least one claim of the Licensor Patents.
          1.2 “Licensed Territory” shall mean those countries in which the Licensor Patents have been granted (See Schedule A) or may be enforced.
          1.3 “Course” shall mean a golf course at a specified location.

          1.4 “Course Management” shall mean tracking the position of a golfer on a Course with Licensed Products.
          1.5 “Distance Measurement” shall mean measuring distance from a GPS receiver on a Course to a feature on the Course using GPS.
          1.6 “Third Party” shall mean a company or entity not owned or controlled by Licensor.
II. GRANT OF NON-EXCLUSIVE LICENSE
          2.1 Licensor hereby grants and Licensee hereby accepts a non-exclusive license in each country of the Licensed Territory under the Licensor Patents to dispose of, offer to dispose of, deal in any way with, make, have made, use, sell, offer for sale or import Licensed Products in and to the Licensed Territory, which license expressly permits the resale of Licensed Products by Licensee’s third party distributors in the Licensed Territory.
          2.2 Licensee is not granted any right to sub-license, in whole or in part, the Licensor Patents, but shall have the right to procure manufacturing from third party contractors, to permit its golf course customers to use the Licensed Products , and to permit its distributors to dispose of, offer to dispose of, deal in any way with, make, have made, use, sell, offer for sale or import the Licensed Products.
          2.3 Licensor warrants that it is entitled to grant the rights referred to in clause 2.1 and that, apart from the rights granted in this Agreement, it has not granted or agreed to grant in the Licensed Territory any conflicting exclusive rights under the Licensor Patents to any Third Party.

          2.4 Licensor warrants that it has not and will not offer a fully paid-up license in the Licensed Territory to any Third Party on better terms, financial or otherwise, than that offered to Licensee.
          2.5 Licensor warrants that any license granted to a Third Party in respect of the patents under the heading EUROPE in Schedule A will be in respect of all those patents.
III. PAYMENTS TO LICENSOR
          3.1 Double Taxation Treaties
          The Licensor and Licensee agree to cooperate to make use of any double taxation treaties that may be available to enable Licensee to pay royalties without deduction of withholding taxes.
          3.2 Paid-Up License
          Licensee shall pay Licensor a lump sum of One Million, Two Hundred Thousand Dollars ($1,200,000) for a fully paid-up license under the Licensor Patents. This payment shall be made in accordance with the payment schedule and further instructions set forth in clauses 2.2 through 2.4 of the Settlement Agreement.
          3.3 The paid-up license fee is in consideration of and includes full settlement for past infringement relating to the Licensor Patents by any of the Defendants to the Proceedings (both as defined in the Settlement Agreement), any other distributors of Licensee, and Affiliates of the foregoing. Except for obligations created by or arising out of this Agreement or the Settlement Agreement, Licensor hereby releases the Defendants, any other distributor of Licensee, and Affiliates from any and all claims, causes of action, damages or liabilities prior to the date of this Agreement based on, relating to, or arising out of the Licensor Patents whether or not expressly set out in the Proceedings and whether or not known to, notified to, or in the present contemplation of Licensor. “Affiliates” shall mean the directors, officers, employees, parent companies, majority owned subsidiaries, and shareholders of a Defendant or other distributor of Licensee.
IV. PATENT MARKING/NOTICE
          4.1 Licensee agrees to apply or have applied to all Licensor Products sold, leased or disposed of by it, such patent notice as may be required by the laws of the country where manufactured, sold or leased or as may be reasonably requested by Licensor.
          4.2 The parties acknowledge their mutual interest in policing and preventing unlicensed use of the Licensor Patents by third parties. Licensee shall have the right to notify third parties that it holds a non-exclusive license under the Licensor Patents, but shall have no right to enforce the Licensor Patents. In the event that Licensee believes in good faith that a third party is selling a product that may infringe a Licensor Patent in the Licensed Territory, then Licensee may provide written notice to Licensor of same, which notice shall include contact information for such third party and any known information or evidence relating to the potential infringement. If Licensor believes in good faith there is a potential infringement, it shall promptly notify said third party of the relevant Licensor Patent and request that the third party contact Licensor to discuss a potential license. Licensor shall provide written confirmation to Licensee that such notice letter has been sent to the third party within three business days of its transmission to the third party. In the event Licensor believes that further information is required regarding the potential infringement, it shall notify Licensee to that effect, and the parties shall cooperate in good faith to obtain sufficient information. The parties acknowledge that Licensee is not an agent of Licensor with respect to the enforcement or licensing of the Licensor Patents. Licensor shall not be bound in any way to enforce the Licensor Patents against any such third parties or license third parties except at its own discretion.

V. WARRANTIES AND INDEMNIFICATION
          Licensee agrees to defend, indemnify, and hold harmless Licensor against all claims and actions as a result of any sales, property damage, or personal injury sustained by Licensee, its employees, or other parties, as a result of use of the Licensor Patents or Licensed Products.
          licensor disclaims any warranty as to the current validity of the licensor patents, noninfringement of licensed products, and any warranty as to the accuracy, sufficiency or suitability of the licensed products and assumes no responsibility or liability for loss or damages, whether direct, indirect, consequential, or incidental which might arise out of others’ use of the licensed products, which shall be entirely at licensee’s risk and peril. licensor shall have no obligation to defend any claim or suit, or to hold harmless or indemnify licensee against any allegation of infringement or violation of any patent right of a third party by reason of licensee’s use of the licensed products.
VI. TERM AND TERMINATION
          6.1 The term of this Agreement shall start as of the effective date listed above and shall, in each country of the Licensed Territory, continue in force for the life of the Licensor Patents in effect in such country unless terminated at an earlier date pursuant to another provision of this Agreement.
          6.2 This Agreement may be terminated:
(a)	By the mutual, written agreement of the Licensor and Licensee;

(b)	In the event either party defaults or breaches any of the provisions of this Agreement or the Settlement Agreement, the other party may terminate this Agreement by giving the defaulting or breaching party twenty (20) days written notice thereof; provided, however, that if the defaulting or breaching party, within the twenty (20) day period referred to, cures said default or breach, this Agreement shall continue in full force and effect the same as if such default or breach had not occurred.

(c)	If all of the claims of the Licensor Patents are declared invalid by final judgments, orders or decrees in each applicable country from which no further appeals can be taken.

(d)	By the Licensor if the Licensee or its third party distributors or its Affiliates directly or indirectly oppose or assist any third party to dispute the validity of the Licensor Patents or any of the claims thereof.

(e)	By the Licensor if the Licensee files for bankruptcy or becomes or is insolvent.
VII. DISPUTES
          If a dispute arises out of or relates to this Agreement, or the breach hereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The seat of the arbitration shall be in California, U.S.A. and the decision of the arbitrators shall be final. The prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.
VIII. NOTICES
          Any notice or report made by a party shall be considered proper and effective if mailed to the other by registered mail addressed as shown below, or delivered in person. Each party stipulates that the below address is correct and current, and agrees to notify the other of any changes.

Licensor:	Chief Financial Officer
GPS Industries, Inc.
5500 — 152nd Street, Suite 214
Surrey B.C. Canada V3S 8E7

Licensee:	General Counsel
ProLink Solutions LLC
410 S. Benson Lane,
Chandler,
Arizona 85224
IX. GOVERNMENTAL APPROVAL
          9.1 Any approval of this Agreement by a government which is required to enable Licensee to enter into this Agreement or to make payments to Licensor hereunder in U.S. dollars shall be secured in writing by Licensee who shall supply the same or a true copy thereof to Licensor within six (6) months of either the date of this Agreement or the date when Licensee makes a determination to operate under this Agreement in any foreign country where such governmental approval is required.
          9.2 If any government department, court or other body in authority, finds any of the provisions in this Agreement at any time to be unenforceable or unlawful (whether under Articles 81 or 82 of the European Union’s Treaty of Rome or under the provisions of the United Kingdom’s Competition Act 1998 or otherwise) either party may require a reasonable amendment to this Agreement to ensure that this Agreement complies with, and is enforceable under, such provisions. If this Agreement is not capable of such amendment, the offending provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect.

X. GENERAL PROVISIONS
          10.1 waiver. Waiver by either party of any breach or default of any of the provisions herein set forth shall not be deemed a waiver as to any subsequent or any other breach or default.
          10.2 modification, force majeure. Any amendment or modification of this Agreement or any right hereunder shall not be effective unless made in writing and signed by both of the parties hereto. Neither party will be liable for delays in performance due to circumstances beyond its reasonable control.
          10.3 successors and assigns. All terms and provisions of this Agreement shall be binding upon and inure for the benefit of the parties hereto, and their successors and assigns and legal representatives, except that Licensee may not assign this Agreement nor any right granted hereunder, in whole or in part, without Licensor’s prior written consent. For purposes of this Agreement, a change of control by and of Licensee shall be deemed an assignment and Licensor’s prior written consent is required to assign this Agreement, such consent not to be unreasonably withheld; provided, however, that Licensor specifically reserves the right to withhold consent if the party assuming control of the Licensee is involved in a dispute with the Licensor.
          10.4 governing law; severability. This Agreement shall be governed by the laws of the State of Delaware U.S.A. If any provisions of the Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.
          10.5 entire agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants of understandings made by either party to the other except such as are expressly set forth herein.

GPS INDUSTRIES, INC.	PROLINK SOLUTIONS LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: